Exhibit No. 99.1

             Workstream to Acquire the Assets of ProAct Technologies

    Acquisition Completes Workstream's Enterprise Workforce Management Suite

OTTAWA, ON AND WHITE PLAINS, NY - DECEMBER 21, 2004 - Workstream Inc. (NASDAQ:
WSTM), a provider of Enterprise Workforce Management software, today announced it has agreed to acquire privately held ProAct Technologies Corporation, a provider of HR software solutions for personalized benefits, employee communications and decision support for large employers and Business Process Outsourcers (BPO's). This transaction will be accretive and add over $10 million in revenue in calendar 2005.

"Workstream's acquisition of ProAct will deliver the industry's most comprehensive Enterprise Workforce Management suite, servicing over 10 million employees and over 400 customers across North America," said Michael Mullarkey, Chairman and CEO of Workstream. "With over $20 million of cash on hand, Workstream is continuing to invest in organic customer acquisition, product enhancements and expanding partnerships with HR BPO's.

WORKSTREAM EXPANDS CUSTOMER BASE

ProAct's customers include companies such as Agilent Technologies, Cigna, Eastman Chemical Company, Johnson Controls, National Semiconductor, Proctor & Gamble, Tenneco, The Thomson Corporation, Verizon Wireless and the Walgreen Company. They will join the ranks of Workstream's own blue chip customer base which includes ChevronTexaco Corporation, Citigroup Inc., Gap Inc., Home Depot, Kaiser Permanente, Motorola, Nordstrom, VISA, Watson Wyatt, and Wells Fargo & Co.

Greg Rorke, President and CEO of ProAct Technologies, said, "Workstream and ProAct share in a vision of providing a complete suite of Enterprise Workforce Management solutions to our Fortune 2000 customers with their choice of delivery and flexible purchasing options. By combining forces, Workstream and ProAct are creating a strategic suite of HR offerings and product leadership poised to deliver value to organizations of all sizes."

STRATEGIC BENEFITS OF THE ACQUISITION:

      o     Combined customer base of over 400 Fortune 2000 customers.

      o     Software applications serving over 10 million employees per month.

      o A higher percentage of recurring revenue from "software as a service" applications.

      o     Broader suite of Enterprise Workforce Management solutions.

      o     Expanded distribution capability through new BPO relationships.

      o A stronger, integrated customer-facing sales and marketing organization.

"Organizations that are faced with the dilemma of whether to upgrade their aging HRMS or continue investment in PeopleSoft should consider Workstream as an ERP alternative," said Mark Smith, SVP Research and CEO of Ventana Research. "We continue to see strong demand for software as a service (SaaS) HR solutions - like those offered by Workstream - because it provides companies a high value, low risk alternative to upgrading or purchasing on-premise ERP solutions".

According to Gartner, consolidation in the HR software market continues at a rapid pace. "The landscape of HR technology is shifting as companies increase demand for broad talent management suite solutions," stated James Holincheck, Research Director, Human Capital Management applications at Gartner. "Talent Management suites provide companies with a single source of strategic workforce management capabilities designed to help them manage the entire employee lifecycle - from recruit to retire. Enterprises are realizing the integration, implementation and costs benefits it can deliver."

WORKSTREAM COMPLETES TALENTCENTER(TM) WITH PROACT OFFERINGS

The acquisition of ProAct will further expand Workstream's TalentCenter application suite with new Enterprise Workforce Management capabilities. ProAct provides a complete Benefits product line including: ProAct Benefits Administration, ProAct Benefits Enrollment and the ProAct Health Pages(TM) content service.

Workstream will also be acquiring an intelligent knowledge management system, ProAct Communicator(TM), which allows administrators to author personalized content and then deliver it to managers and employees through an intuitive web-based solution. The ProAct Communicator products include ProAct HR Communicator(TM), ProAct Standard Plan Description (SPD) Communicator, ProAct Benefits Communicator(TM) and the ProAct Call Center Communicator(TM).

The Company also provides the ProAct Total Rewards Statement(TM), which aggregates an employee's total compensation information, including real time valuation of vested and unvested options and decision support and tax planning tools. ProAct Total Rewards will provide a natural extension to Workstream's complete set of compensation and rewards offerings.

ProAct's financial advisor during the acquisition process was Q Advisors, a technology investment banking firm based in Denver, Colorado.

ABOUT WORKSTREAM INC.

Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Rewards and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With 11 offices across North America, Workstream services customers including Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

ABOUT PROACT TECHNOLOGIES

With responsibility for managing benefits shifting from corporations to employees, companies like Agilent Technologies, CIGNA, GlaxoSmithKline, Humana, Maytag and Verizon Wireless are taking advantage of ProAct's flexible, Web-based software to deliver personalized benefits and HR information, and provide self-service enrollment and associated decision support. ProAct solutions help employers, health plans and outsourcers automate critical business functions either through its best-of-breed software for specific requirements, like delivering summary plan descriptions, or its integrated suite of products including online provider search and real-time total wealth statements. Using a common technology platform, ProAct software integrates content, data, decision support tools and transactions in a single, seamless process. And since ProAct has the most open technology to operate with industry standards from Microsoft to Linux, ProAct applications can integrate with any back end system. More information can be found at www.proactcorp.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Contact:
TAMMIE BROWN
WORKSTREAM, INC.
1-877-327-8483 EXT. 263
TAMMIE.BROWN@WORKSTREAMINC.COM